EXHIBIT (15)

Letter from Independent Registered Public Accounting Firm Regarding

Unaudited Interim Financial Information

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

October 21, 2009

To the Board of Directors and Shareholders of

The Boeing Company

Chicago, Illinois

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended September 30, 2009 and 2008, as indicated in our report dated October 21, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-03191, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-35324, 333-41920, 333-47450, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403 and 333-160752 on Form S-8, Post-Effective Amendments to Registration Statement Nos. 333-03191, 333-47450, 333-35324 on Form S-8, and Registration Statement No. 333-157790 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    Deloitte & Touche LLP

Chicago, Illinois

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